Exhibit 99.3

Selling Shareholder Lock-Up Agreement

December 1, 2020

Goldman Sachs & Co. LLC

As representative of the several Underwriters

named in Schedule I to the Underwriting Agreement

c/o	Goldman Sachs & Co. LLC 200 West Street

New York, New York 10282

Re:	BeiGene, Ltd. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representative (the “Representative”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) on behalf of the several underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with BeiGene, Ltd., a Cayman Islands exempted company (the “Company”), and certain holders (the “Selling Shareholders”) of the Company’s American Depositary Shares (the “ADSs”) representing ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), providing for a public offering (the “Public Offering”) of ADSs by the Selling Shareholders, pursuant to a Registration Statement on Form S-3 (File No. 333-238182) (the “Registration Statement”) and a Registration Statement on Form F-6 (File No. 333-209044) filed with the U.S. Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the ADSs, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale or otherwise dispose of any ADSs or Ordinary Shares or any securities of the Company that are substantially similar to the ADSs or Ordinary Shares of the Company, or any options or warrants to purchase any ADSs or Ordinary Shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ADSs or Ordinary Shares of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned's Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Undersigned's Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned's Shares.

The Lock-Up Period will commence on the date of this letter agreement (the “Lock-Up Agreement”) and continue for 60 days after the public offering date set forth on the final prospectus used to sell the ADSs (the “Public Offering Date”).

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares:

(i) pursuant to transactions relating to Ordinary Shares, ADSs or other securities acquired in open market transactions after the Public Offering Date,

(ii) as a bona fide gift or gifts,

(iii)  pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction occurring after the completion of the Public Offering, in each case made to all holders of Ordinary Shares, including in the form of ADSs, involving a Change of Control (as defined below), provided that (x) in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the terms of this Lock-Up Agreement and (y) no such transfer of Ordinary Shares, ADS or any such warrant or other security shall be permitted pursuant to this clause (vii) if such bona fide third-party tender offer, merger, consolidation or other similar transaction is not approved by the board of directors of the Company, unless either (A) such transfer is required pursuant to mandatory take- over or squeeze-out provisions under applicable law or (B) the failure to so transfer such Undersigned’s Shares would result in such Undersigned’s Shares being extinguished without value being received by the undersigned,

(iv) by operation of law, such as pursuant to an order of a court or regulatory agency of competent jurisdiction, or

(v)  with the prior written consent of the Representative on behalf of the Underwriters.

Notwithstanding the foregoing, nothing in this Lock-Up Agreement shall prohibit the exercise of any option, warrant or other rights to acquire the Company’s Ordinary Shares, ADSs or other securities, the settlement of any share-settled share appreciation rights, restricted shares or restricted share units or the conversion of any convertible security into Ordinary Shares or ADSs, in each case pursuant to agreements or arrangements described in the Registration Statement, provided that the underlying Ordinary Shares, ADSs or other securities remain subject to this Lock-Up Agreement and provided, further that no filing under the Exchange Act nor any other public filing or disclosure of such transfer by or on behalf of the undersigned shall be required or voluntarily made during the Lock-Up Period. In addition, with respect to clauses (i) and (ii) above, it shall be a condition to such transfer that no filing under the Exchange Act nor any other public filing or disclosure of such transfer by or on behalf of the undersigned shall be required or voluntarily made during the Lock-Up Period and, with respect to clauses (ii) and (iii), prior to such transfer or distribution, the transferee, donee, trustee or distributee agrees to be bound in writing by the restrictions set forth herein.

In addition, notwithstanding the foregoing, if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, the undersigned may transfer the Undersigned’s Shares (x) to another corporation, partnership, limited liability company, trust or other affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor with the undersigned) or (y) as part of a distribution without consideration by the undersigned to its stockholders, partners, members or other equity holders; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Undersigned’s Shares subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Undersigned’s Shares except in accordance with this Lock-Up Agreement, and provided, further that any such transfer shall not involve a disposition for value. Furthermore, nothing in this Lock-Up Agreement shall be deemed to prevent the undersigned from establishing any contract, instruction or plan (a “Plan”) pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ADSs or Ordinary Shares; provided that (x) such Plan does not provide for the transfer of ADSs or Ordinary Shares during the Lock-Up Period and (y) no public announcement or filing under the Exchange Act regarding the establishment of such Plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company. In addition, notwithstanding the forgoing, nothing in this Lock-Up Agreement shall be deemed to prevent the registration of the offering and sale of the Company’s securities as contemplated by the Underwriting Agreement and the sale of the Undersigned’s Shares to the Underwriters in the Public Offering pursuant to the Underwriting Agreement.

The undersigned now has, and, except as contemplated by the above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar and the depositary for the ADSs against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

For purposes of this Lock-Up Agreement, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate.

The undersigned understands that the Company, the Selling Shareholders and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement (and for the avoidance of doubt, the Lock-Up Period described herein) and related restrictions shall automatically terminate upon the earliest to occur, if any, of (i) the Representative, on behalf of the Underwriters, on the one hand, or the Selling Shareholders, on the other hand, advising the other in writing prior to the execution of the Underwriting Agreement that such party has determined not to proceed with the Public Offering contemplated by the Underwriting Agreement and (ii) the termination of the Underwriting Agreement (other than the provisions thereof which survive termination) prior to payment for and delivery of the ADSs or Ordinary Shares.

[Signature Page Follows]

Very truly yours,

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing
Scott L. Lessing
President

Signature Page to Selling Shareholder Lock-Up Agreement